Exhibit 99.1

Omnichannel Acquisition Corp. Announces the Separate Trading of its Class A Common Stock and Warrants, Commencing on January 12, 2021

NEW YORK, January 12, 2021 – Omnichannel Acquisition Corp. (the “Company”) announced today that holders of the units sold in the Company’s initial public offering of 20,000,000 units completed on November 24, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on January 12, 2021. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “OCA.U”, and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “OCA” and “OCA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into shares of Class A common stock and warrants.

About Omnichannel Acquisition Corp.

Omnichannel Acquisition Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination with a company in any sector or geography, the Company intends to focus its search on “omnichannel” businesses—technology-enabled cross-channel retail and consumer services—including the direct-to-consumer / e-commerce retail, consumer healthcare, consumer marketplaces, consumer services, traditional brick-and-mortar retail and related sectors in North America.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on November 19, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., Attention: Prospectus Department, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Media Relations:

Keil Decker

ICR

oacpr@icrinc.com

Investor Contact:

Fitzhugh Taylor

ICR

oacir@icrinc.com